Exhibit 1









                            STOCK PURCHASE AGREEMENT


                                  by and among


                         CALLISTO PHARMACEUTICALS, INC.,


                                WEBTRONICS, INC.


                                       and


                               MR. KEVIN MONAHAN.


                           Dated as of March 15, 2002




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                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 15, 2002 by and among Callisto Pharmaceuticals, Inc., a Delaware corporation ("CALLISTO"), Webtronics, Inc., a Florida corporation (the "Company"), and Mr. Kevin Monahan of 3858 Coral Tree Circle #308, Coconut Creek, Florida 33073 (the "Seller").

                                    RECITALS

            WHEREAS,   Seller  owns   substantially  all  of  the  issued  and
outstanding equity of the Company;

            WHEREAS, CALLISTO desires to buy from Seller and Seller desires to sell to CALLISTO 94.5% of the fully diluted equity interests in the Company for a purchase price of $373,813.50; and

            WHEREAS, pursuant to certain other agreements (the "Separate Agreements") by and between CALLISTO and certain other sellers listed hereto on Schedule A (the "Other Sellers"), dated the date hereof, CALLISTO is purchasing an additional 5.2% of the fully diluted equity interests of the Company;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                               Certain Definitions

            "Affiliated Person(s)" has the meaning set forth in Section 4.17.

            "Agreement" has the meaning set forth in the preamble to this Agreement.

            "Balance Sheet" means the balance sheet of the Company on a consolidated basis as of December 31, 2001.

            "Business Day" means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.

            "Closing" has the meaning set forth in Article III.

            "Closing Date" has the meaning set forth in Article III.

            "COBRA" has the meaning set forth in Section 4.13.

            "Code" has the meaning set forth in Section 4.6(c)(viii).

            "Common Stock" has the meaning set forth in Section 4.2(a).

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            "Company" has the meaning set forth in the recitals.

            "Company IP Rights" has the meaning set forth in Section 4.8(a)(xv).

            "Company Shares" has the meaning set forth in Section 4.2(a).

            "Company Subsidiary" means any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote in the election of directors or managers thereof is owned or controlled, directly or indirectly, by the Company.

            "Contracts" has the meaning set forth in Section 4.8(b).

            "Debt" means the total amount of principal and accrued but unpaid interest and all other obligations of the Company for borrowed money excluding any and all capital lease obligations.

            "Disclosure Schedule" means the disclosure schedule accompanying this Agreement.

            "Employee Benefit Plan(s)" has the meaning set forth in Section
4.13.

            "Encumbrance" means any lien, pledge, mortgage, security interest, charge, restriction, adverse claim or other encumbrance of any kind or nature whatsoever.

            "Environmental Law" has the meaning set forth in Section 4.14.

            "Environmental Costs or Liabilities" has the meaning set forth in
Section 4.14(b).

            "ERISA" has the meaning set forth in Section 4.13(a).

            "ERISA Affiliate(s)" has the meaning set forth in Section 4.13(a).

            "Financial Statements" means the balance sheet and statements of earnings, shareholders' equity and cash flows of the Company, on a consolidated basis, as of, and for the period ended, December 31, 2001.

            "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

            "Indemnification Obligations" means the indemnification obligations of the Seller under Article VIII.

            "Intellectual Property Rights" has the meaning set forth in Section 4.8(a)(xiv).

            "IRS" means the U.S. Internal Revenue Service.


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            "knowledge," with respect to a particular Person, means the actual knowledge, after reasonable inquiry, of in the case of an individual, such Person or, in the case of a corporation, the directors and officers of such Person.

            "Licenses" has the meaning set forth in Section 4.11(b).

            "Loss(es)", in respect of any matter, means any loss, liability, cost, expense, judgment, settlement or damage arising, directly or indirectly, as a result of or in connection with such matter, including reasonable attorneys', consultants' and other advisors' fees and expenses, reasonable costs of investigating or defending any claim, action, suit or proceeding or the imposition of any judgment or settlement and reasonable costs of enforcing any Indemnification Obligations.

            "Material Adverse Effect" means any material adverse effect on the business, operations, assets, condition (financial or otherwise), liabilities or results of operations or prospects of the Company.

            "Options" means any option to purchase any capital stock of the Company.

            "Other Sellers" has the meaning set forth in the Recitals.

            "Other Sellers' Agent" has the meaning set forth in Section 9.14.

            "Permitted Encumbrances" has the meaning set forth in Section
4.7(c).

            "Person" means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust and trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

            "Pre-Closing Period" means all taxable periods ending on or before the Closing Date and the portion ending on or before the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

            "Preferred Stock" shall have the meaning set forth in Section 4.2

            "Previous Director" shall have the meaning set forth in Section 6.3.

            "Purchase Price" has the meaning set forth in Section 2.1(b).

            "Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns, including returns required in connection with any employee benefit plan.

            "Seller" has the meaning set forth in the first paragraph of this Agreement and includes the Company Stockholders.


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            "Separate Agreements" has the meaning set forth in the Recitals.

            "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

            "United States" or  "U.S." means the United States of America.


                                   ARTICLE II

                                Purchase and Sale

            2.1 Purchase and Sale of Company Shares.
                -----------------------------------

            (a) Subject to and upon the terms and conditions hereinafter set forth, at the Closing, and in reliance upon the representations and warranties contained in this Agreement or made pursuant hereto, the Seller hereby agrees to sell, assign, transfer and deliver to CALLISTO, and CALLISTO hereby agrees to purchase from the Seller, 996,836 Company Shares owned by the Seller, free and clear of all Encumbrances (other than restrictions on transfer imposed on CALLISTO by applicable state and federal securities laws), against receipt of payment therefor of three hundred seventy three thousand eight hundred thirteen dollars and fifty cents ($373,813.50); provided, however, that in no event shall payments by CALLISTO to the Seller and the Other Sellers exceed four hundred thousand dollars ($400,000) in the aggregate, taking into account $40,000 which has previously been put into escrow for release at the Closing.

            (b) All amounts paid by CALLISTO pursuant to Section 2.1(a) shall for the purposes of this Agreement constitute the "Purchase Price."

            (c) All payments of cash pursuant to Section 2.1 shall be made in immediately available funds by certified or official bank check or by wire transfer to an account specified by Seller in accordance with Section 13.4 at least two (2) Business Days prior to the date such payment is to be made.


                                  ARTICLE III

                                     Closing

            3.1 Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m., prevailing local time, on the date hereof, at the offices of Kramer Levin Naftalis & Frankel LLP, or at such other time or other place as may be agreed to in writing by CALLISTO and Seller. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

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            3.2 Certain Actions at Closing.
                --------------------------

            (a) At the Closing:

                (i) Seller shall deliver or cause to be delivered to CALLISTO stock certificates representing ninety-four and five tenths percent (94.5%), on a fully diluted basis, of all the equity interests of the Company, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

                (ii)   CALLISTO shall make the payments required by Section 2.1;

                (iii) Seller shall execute and/or deliver to CALLISTO each other document, certificate or other instrument required to be executed and/or delivered by Seller under this Agreement at or prior to the Closing;

                (iv) CALLISTO shall execute and/or deliver to Seller each other document, certificate or other instrument required to be executed and/or delivered by CALLISTO under this Agreement at or prior to the Closing;

                (v) Seller shall be liable for and shall pay all Taxes, direct or indirect, if any, attributable to the transfer of the Company Shares and, in connection therewith, shall affix any necessary transfer stamps to the stock certificates (or stock transfer powers) evidencing such Company Shares.


                                   ARTICLE IV

                    Representations and Warranties of Seller

            The Seller hereby represents and warrants to CALLISTO as follows:

            4.1 Organization and Good Standing. The Company is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. The Company is in good standing under the laws of its jurisdiction of incorporation. The Company has full corporate power and authority to own its properties and to carry on its business as it is now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification. Copies of the charter documents and by-laws of the Company and all amendments thereto have been delivered to CALLISTO and are true, complete and accurate in all respects. The corporate minutes, corporate records and stock register and transfer records of the Company have been made available to CALLISTO and are true, complete and accurate in all material respects. The Company has no Company Subsidiaries.

            4.2 Capitalization.
                --------------

            (a) The Company's authorized capital stock consists solely of the following: 50,000,000 shares of common stock, $.0001 par value ("Common Stock") and 20,000,000 shares of preferred stock, $.0001 par value ("Preferred Stock") of which 1,054,500 shares of Common

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Stock (the "Company Shares") have been duly authorized and outstanding and are validly issued, fully paid and non-assessable. No shares of Preferred Stock are outstanding. The Seller owns, beneficially and of record, and has good and valid title to and the right to transfer to CALLISTO, 996,836 Company Shares, free and clear of any and all Encumbrances. Immediately after the Closing of this Agreement and the Separate Agreements, CALLISTO will own ninety-nine and seven tenths percent (99.7%), of the equity interests of the Company then outstanding. At the Closing of this Agreement and the Separate Agreements, CALLISTO will own, and have good and valid title to, ninety-nine and seven tenths percent (99.7%), on a fully diluted basis, of all equity interests of the Company, in each and every case free and clear of any and all Encumbrances. No Person other than CALLISTO has any written or oral agreement, arrangement or understanding or option to or any right or privilege (whether by law, preemption or contract) that is or is capable of becoming an agreement, arrangement or understanding or option for the purchase or acquisition from the Company or any Person of any shares of capital stock of the Company.

            (b) There are no outstanding or authorized options (vested or unvested), warrants, purchase agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of their authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. None of the issued and outstanding shares of capital stock of the Company has been issued in violation of any rights of any Person or in violation of the registration requirements of any state or federal securities law.

            4.3 Authorization.
                -------------

            (a) Each Other Seller and Seller has full legal capacity to enter into and carry out his or her obligations under this Agreement and is not under any prohibition or restriction, contractual, statutory or otherwise, against doing so. For each Other Seller which is not an individual, such Other Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement and the Separate Agreements have been duly executed and delivered by the parties thereto (other than CALLISTO) and constitutes a legal, valid and binding obligation of each seller, enforceable against him, her or it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity regardless of whether enforcement is sought in proceedings in equity or at law.

            4.4 No Conflicts. Neither the execution and delivery of this Agreement by the Seller nor the Separate Agreements by the Other Sellers, regardless of whether enforcement is sought in a proceeding in equity or at law nor the consummation of the transactions contemplated hereby, will (i) conflict with or violate the constituting documents or by-laws or resolutions of the directors or stockholders of the Company or (ii) conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, require the consent or approval of or any notice to or filing with any

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third party or governmental authority, or create an Encumbrance (other than a
Permitted Encumbrance) on any of the assets of the Company under, (x) any note, mortgage, deed of trust or other agreement or instrument to which the Seller, the Other Sellers or the Company is a party or by which the Seller, the Other Sellers or the Company or any of their respective assets is bound, or (y) any law, order, rule, regulation, decree, writ, injunction, License of any governmental body having jurisdiction over the Seller, the Other Sellers or the Company or their respective properties; or (iii) create an Encumbrance on any of the shares of capital stock of the Company except for restrictions on transfers of securities under applicable state or federal security laws.

            4.5 Financial Statements; Undisclosed Liabilities.
                ---------------------------------------------

            (a) The Financial Statements, true, complete and accurate copies of which have been previously delivered to CALLISTO, have been prepared from the books and records of the Company in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the consolidated financial condition of the Company as at their respective dates and the consolidated results of operations of the Company for the periods covered thereby. The statements of operations included in the Financial Statements do not include any item of special or non-recurring income, except as specifically identified therein.

            (b) As of the date of the Balance Sheet, the Company had no material liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise), except for liabilities, debts or obligations reflected or reserved against in the Balance Sheet. Since the date of the Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice and it has not incurred any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise), except for liabilities incurred in the ordinary course of business, and none of such liabilities would be reasonably likely to have a Material Adverse Effect. Since the date of the Balance Sheet, there has been no material adverse change in the business, operations, assets, condition (financial or otherwise), liabilities or results of operations of the Company (other than general economic or industry conditions), and no event has occurred or facts or circumstances exist from the date hereof through and including the Closing Date which would be reasonably likely to result in a Material Adverse Effect.

            4.6 Taxes.
                -----

            (a) The Company has timely filed with the appropriate taxing authorities all Returns required to be filed by it (taking into account any extension of time to file). The information on such Returns is complete and accurate in all material respects. The Company has paid on a timely basis all Taxes (whether or not shown on any Return) due and payable, except for Taxes which the Company believes, as the case may be, in good faith, are not due and payable because they are being diligently contested by appropriate proceedings and for which the Company has set aside on its books reserves to the extent required by GAAP. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

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            (b) The Company has not received any notice from any taxing or other governmental authority claiming, proposing or assessing deficiencies for Taxes with respect to the Company for any Pre-Closing Period and the Seller has no knowledge that there exists any unpaid (or unreserved in accordance with GAAP) deficiencies for Taxes with respect to the Company for any Pre-Closing Period. There are no pending or, to the knowledge of the Seller or the Company, threatened audits, investigations or claims or issued and outstanding assessments for or relating to any liability in respect of Taxes of the Company. The Company has not requested any extension of time within which to file any currently unfiled returns in respect of any Taxes and no extension of a statute of limitations relating to any Taxes is in effect with respect to the Company.

            (c) (i) The Company has made or will make provision in accordance with GAAP for all Taxes payable by it with respect to any Pre-Closing Period which have not been paid prior to the Closing Date except to the extent no Material Adverse Effect is likely to result; (ii) the provisions for Taxes with respect to the Company for the Pre-Closing Period (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover all Taxes with respect to such period except to the extent no Material Adverse Effect is likely to result; (iii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party except to the extent no Material Adverse Effect is likely to result; (iv) except as set forth in Section 4.6(c)(iv) of the Disclosure Schedule, the Company does not have any net capital losses, non-capital losses or other loss carryovers or tax credits and except as set forth on such Schedule, no losses are subject to limitation under Code sections 382, 383, or 384 or the federal consolidated return regulation; (v) there are no advance tax rulings in respect of any Tax pending between the Company and any taxing authority; (vi) except as set forth in Section 4.6(c)(vi) of the Disclosure Schedule, the Company is not liable for Taxes of any other Person, and is neither currently under any contractual obligation to or a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes; (vii) the Company is not a party to any joint venture, partnership or other arrangement or contract which is properly treated or would be properly classified as a partnership for federal income tax purposes; (viii) the Company, as of the Closing Date, has not agreed or will be required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Internal Revenue Code of 1986, as amended (the "Code") (or any corresponding provision of state, local or foreign law) in taxable income for any period after the Closing Date; (ix) the Company is not a party to any agreement, contract, arrangement or plan that could result after the Closing (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or would give rise to an excise tax under Section 4999 of the Code (or any corresponding provision of state, local or foreign tax law); No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not currently file Returns that the Company is or may be subject to taxation by that jurisdiction; and (x) the Company has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company; (xi) the Company is not a "consenting corporation" under section 341(f) of the Code or any corresponding provision of state, local or foreign law; and (xii) the Company has not made an election or is required to treat any of its assets as owned by

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another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code (or any corresponding provision of state, local or foreign law).

            4.7 Title to Properties; Absence of Encumbrances.
                --------------------------------------------

            (a) Section 4.7(a) of the Disclosure Schedule contains a complete list by address of all real property owned, leased or used by the Company indicating the nature of the Company's interest therein. No condemnation, expropriation, eminent domain or similar proceeding affecting all or any material portion of any such real property is pending or, to the knowledge of Seller, threatened, which if determined adversely to the Company would be reasonably likely to have a Material Adverse Effect.

            (b) Except as set forth in Section 4.7(b) of the Disclosure Schedule, the Company has good title to all of the material properties and assets, real and personal, tangible and intangible, it owns, including those reflected on its books and records and on the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in Section 4.7(b) of the Disclosure Schedule, the Company has a valid leasehold, license or other interest in all of the other assets, real or personal, tangible or intangible, which are used in the operation of its business, free and clear of all Encumbrances, except for Permitted Encumbrances and except where the invalidity would not be reasonably likely to have Material Adverse Effect. Except as set forth in Section 4.7(b) of the Disclosure Schedule, none of such property leased by the Company is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

            (c) "Permitted Encumbrances" means: (i) liens for Taxes not yet due and payable or which are being diligently contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of the Company; (ii) mechanics', materialmen's, carriers', warehousemen's, landlord's and similar liens securing obligations not yet delinquent or which are being diligently contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of the Company; (iii) such imperfections of title, easements, encroachments and Encumbrances as do not materially detract from the value or interfere with the present use of the properties or assets subject thereto or affected thereby; (iv) Encumbrances on personal property taken by or granted to a Person who, by making advances or incurring an obligation gives value to enable the Company to acquire rights in or the use of such property, provided that the Encumbrance does not extend to or cover any other property and the total cost to the Company that would be required to discharge such Encumbrance in full does not exceed the value so given by such Person to the Company; and
(v) Encumbrances, if any, noted in the Financial Statements.


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            4.8 Contracts and Agreements.
                ------------------------

            (a) Set forth in Section 4.8(a) of the Disclosure Schedule is a true, complete and accurate list of each of the following contracts, agreements, arrangements or understandings, whether oral or written, to which the Company is a party or by which the Company or its assets or properties is bound:

                (i) each employment or other similar agreement providing for compensation, severance or a fixed term of employment in respect of services performed by any employee of the Company;

                (ii) (a) each management, consulting, retainer or other similar type of agreement under which services are provided by any Person to the Company or any of the Company Subsidiaries in excess of $10,000 per annum and (b) each agreement or commitment for services and supplies provided by any other Person to the Company (other than those that are terminable upon not more than thirty (30) days' notice to the Company without penalty);

                (iii) each agreement that restricts the operation of the business of the Company as presently conducted and each agreement that restricts the ability of the Company to solicit customers, employees or other service providers;

                (iv)   each agreement with an Affiliated Person;

                (v) each lease (as lessor, lessee, sublessor or sublessee) of any real property;

                (vi) each lease (as lessor, lessee, sublessor or sublessee) of any tangible personal property;

                (vii) each license (as licensor, licensee, sublicensor or sublicensee) of any Intellectual Property Rights (other than customary, non-negotiated licenses of commercially available, "packaged, off the shelf" computer software);

                (viii) each agreement under which any money is being or may be borrowed or loaned or any note, bond, factoring agreement, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of the Company), and each guaranty (including "take-or-pay" and "keepwell" agreements) of any evidence of indebtedness or other obligation, or of the net worth, of any Person;

                (ix) each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease;

                (x)    each partnership, joint venture or similar agreement;


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

                (xi) each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of the Company's capital stock;

                (xii) each agreement or commitment to make unpaid capital expenditures in excess of $10,000;

                (xiii) each agreement containing a change of control provision;

                (xiv) each agreement or other arrangement providing for the development of software for, or license of software or Intellectual Property Rights to, the Company, which software or Intellectual Property Rights is used or incorporated in any of the Company's products, or other Intellectual Property Rights, including, rights of publicity, used or incorporated in any of Company's products. For the purposes of this Agreement, "Intellectual Property Rights" means all worldwide intellectual property rights, including, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithm, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, manuals, memoranda and records;

                (xv) each agreement or other arrangement with respect to any Company IP Rights. The Company owns, is licensed or has the right to use, sell or license all Intellectual Property Rights used to conduct the business of the Company as presently conducted; provided that no representation is made with respect to commercial, off-the shelf software used or licensed by the Company in the ordinary course of its business (such Intellectual Property Rights being hereinafter collectively referred to as the "Company IP Rights");

                (xvi) each agreement or arrangement with respect to advertising; and

                (xvii) each other agreement having an indefinite term or a fixed term of more than six (6) months (other than those that are terminable at will or upon not more than thirty (30) days' notice by the Company without penalty).

A complete copy of each written (or a summary of each oral) agreement, arrangement, lease, license, mortgage, deed of trust, instrument, contract or other type of document, arrangement or understanding required to be disclosed pursuant to this Section 4.8(a) has been previously delivered to CALLISTO or its representatives.

            (b) To the knowledge of the Seller, all of the agreements, arrangements, leases, licenses, mortgages, deeds of trust, instruments, contracts or other types of documents required to be listed in Section 4.8(a) of the Disclosure Schedule (collectively, the "Contracts") are legal, valid, binding and in full force and effect and are enforceable by the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by

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general principles of equity. Except as set forth in Section 4.8(b) of the
Disclosure Schedule, the Company is not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts, and, to the knowledge of the Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts other than defaults, breaches or violations as would not reasonably be expected to have a Material Adverse Effect.

            4.9 Insurance. All insurance policies currently maintained by the Company are accurately listed and described in Section 4.9 of the Disclosure Schedule. Each such insurance policy is in full force and effect and all premiums due and payable in respect thereof have been paid. The Company has not received notice of cancellation or non-renewal of any such policy. The transactions contemplated by this Agreement will not give rise to a right of termination of any such policy by the insurance company issuing the same prior to the expiration of the term of such policy.

            4.10 Litigation. There is no lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding pending or, to the knowledge of the Seller, threatened against the Seller, the Other Sellers, the Company or any of their respective properties, or any director, officer or employee of the Company, in his or her capacity as such. The Company is not specifically identified as a party subject to any restrictions or limitations under any judgment, order or decree of any court, administrative agency or other governmental authority.

            4.11 Compliance with Law.
                 -------------------

            (a) The Company is and has been in compliance in all respects with all applicable laws, statutes, rules, ordinances, regulations, orders and decrees governing the conduct or operation of its business, and all of its governmental licenses, approvals, authorizations, franchises and permits. The Company has not received any written notice of any violation of any such law, statute, rule, ordinance, regulation, order, decree, license, approval, authorization, franchise or permit material to the Company.

            (b) The Company has all governmental licenses, approvals, authorizations, franchises and permits (collectively, the "Licenses") necessary to conduct its business as currently conducted and such Licenses are in full force and effect. No proceeding is pending or, to the knowledge of the Seller, threatened seeking the revocation or limitation of any such License material to the Company. All material Licenses necessary for the ownership or operation of its properties or assets, the manufacturing, marketing, sale and distribution of its products or the conduct or operation of its business by the Company is listed in Section 4.11(b) of the Disclosure Schedule. To the knowledge of the Seller, there exists no state of facts which could cause any agency, commission, board or governmental body or authority to limit, revoke or fail to renew any License related to or in connection with any business currently conducted or operated by the Company.

            4.12 Employees.
                 ---------

            (a) The Company has, as of the date hereof, a total of one (1) employee and, to the knowledge of the Seller, the Company has good relationships with its employee.

            (b) The Company is in all respects in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

            (c) No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated. The Company has no obligation to negotiate any such collective bargaining agreement, and no employee of the Company has indicated to the Company that he or she desires to be covered by a collective bargaining agreement.

            (d) All material levies, assessments and penalties made against the Company pursuant to all applicable workers compensation legislation as of the date of the Balance Sheet have been paid or have been reserved for or accrued on the Balance Sheet by the Company and the Company has not as of, at the Closing Date, been reassessed under any such legislation. There have been no material levies, assessments or penalties against the Company since the date of the Balance Sheet.

            (e) Section 4.12(e) of the Disclosure Schedule accurately sets forth all unpaid severance which, as of the date of this Agreement, is due or claimed to be due from the Company to any Person whose employment with the Company was terminated.

            (f) Section 4.12(f) of the Disclosure Schedule accurately sets forth all accrued, but unused, vacation as of the date hereof of all employees of the Company and the Company's policy with respect thereto.

            (g) Except as specifically set forth in Section 4.12(g) of the Company Disclosure Schedule, neither the Seller nor the Company distributed any written material to any of its employees regarding continued employment of the Company's employees subsequent to the date hereof or the Closing Date.

            4.13 Employee Benefit Plans.
                 ----------------------

            (a) Section 4.13(a) of the Disclosure Schedule lists all (i) pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) employee welfare benefit plans (as defined in Section 3(1) of ERISA), (iii) other material retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, life insurance, medical, hospital, dental, vision care, disability, group legal benefit, incentive or other compensation, fringe or employee benefit plans, programs or arrangements, and (iv) employment, executive compensation or severance agreements, in each case (whether referred to in Section 4.13(a)(i), (ii), (iii) or (iv)) whether written or otherwise, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or any other entity which is a member of a controlled group or an affiliated service group, or which is under common control, with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b) of ERISA (an "ERISA Affiliate"), which is maintained, contributed to, or with respect to which there is an obligation to contribute, by the Company or an ERISA Affiliate, or to which the Company or an ERISA Affiliate is a named party, and any other similar plan, program, arrangement or agreement, whether or not the Company or an ERISA Affiliate currently maintains or contributes to it, with respect to which the Company or an ERISA Affiliate would be reasonably be expected to incur a material liability (each an "Employee Benefit Plan").

            (b) the Seller has delivered or made available to CALLISTO, with respect to each Employee Benefit Plan, true and complete copies of (i) the plan instruments and all amendments thereto for each written plan (and a written description of any Employee Benefit Plan which is not written), and where applicable related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and any other material written communications distributed to employees (excluding communications in the ordinary course of plan administration), (ii) to the extent annual reports on Form 5500 are required with respect to any Employee Benefit Plan, the three most recent annual reports with accompanying schedules and attachments, (iii) where applicable, the most recent opinion, notification, or determination letter and application therefor (including all materials furnished to the IRS in support of such application and all related material correspondence to or from the IRS), (iv) where applicable, the most recent audited financial statements, (v) the most recent actuarial valuation for each Employee Benefit Plan subject to Title IV of ERISA (excluding multiemployer plans within the meaning of Section 3(37) of ERISA) and (vi) representative forms of communication used in (A) making distributions under any plan intended to be qualified under Section 401(a) of the Code, (B) explaining benefit rights on termination of employment (including rights to elect health care continuation coverage under Part 6 of Subtitle B of Title I ERISA and Section 4980B of the Code ("COBRA"), and (C) certifying group health insurance coverage pursuant to
Part 7 of Subtitle B of Title I of ERISA and Sections 9801-9805 of the Code.

            (c) Each Employee Benefit Plan has been established and maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Benefit Plan. As of and including the date of the Closing, the Company shall have made all contributions required to be made by it up to and including the date of the Closing with respect to each Employee Benefit Plan, or adequate accruals therefor will have been provided for and will be reflected on the audited Balance Sheet of the Company.

            (d) Each Employee Benefit Plan may, by its terms, be amended or terminated at any time (subject to applicable notice requirements) and applicable law.

            (e) No Employee Benefit Plan (i) is subject to Title IV of ERISA or
Section 412 of the Code; (ii) is a "multiemployer plan" as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA; (iii) is a "multiple employer plan" as described in Section 3(40) of ERISA or Section 413(c) of the Code; (iv) provides for medical or health benefits (through insurance or otherwise) or provided for the continuation of such benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment except as may be required by COBRA; (v) other than a "pension plan" within the meaning of Section 3(2) of ERISA, is funded through a trust intended to be exempt from tax pursuant to
Section 501 of the Code.

            (f) None among the Company or any ERISA Affiliate has incurred or could reasonably be expected to incur any material liability under Title IV of ERISA.

            (g) With respect to each Employee Benefit Plan, (i) there has been no prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to subject CALLISTO, or the Company, directly or indirectly, to a material tax, penalty or other liability; and (ii) no fiduciary (as defined in Section 3(21) of ERISA) who is an employee, officer or director of, or who is otherwise under the direction and control of, the Company (including the Company and any committee comprised of one or more such persons) and, to the knowledge of the Company and the Seller, no other fiduciary, has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA, which would reasonably be expected to result in material liability.

            (h) Except as already disclosed pursuant to this Section 4.13 except as required by law, none among the Company, any ERISA Affiliate or the Seller has proposed (to the extent such proposal has been publicized, whether in writing or otherwise, to individuals who could benefit thereunder) or has agreed to any changes that would cause an increase in the number or value of benefits offered, or the class of individuals eligible, under any Employee Benefit Plan (or that would create new benefits or plans) or which could otherwise cause, in the aggregate, a material increase in the expense of maintaining the Employee Benefit Plans.

            (i) Except as set forth in Section 4.13(i) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in (i) any payment (including, severance, unemployment compensation, golden parachute or bonus payments or otherwise) becoming due to any director, officer, employee or consultant of the Company, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company. Except as set forth in
Section 4.13(i) of the Disclosure Schedule, no Employee Benefit Plan provides benefits or payments contingent upon, triggered by or increased as a result of, a change (or pending change) in the ownership or effective control of the Company.

            (j) There are no pending or, to the knowledge of the Seller, threatened investigations by any governmental or regulatory agency or authority involving or relating to any Employee Benefit Plan or pending claims (except for claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings against any Employee Benefit Plan, the Company (relating to an Employee Benefit Plan), or any fiduciary or trustee of an Employee Benefit Plan who is an employee, officer or director of, or who is otherwise under the direction and control of, the Company (including the Company and any committee comprised of one or more such persons) or, to the knowledge of the Company and the Seller, any other fiduciary or trustee of any Employee Benefit Plan, nor are there any facts that would reasonably be expected to give rise to any material liability in the event of such investigation, claim, suit or proceeding.

            4.14 Environmental Matters.
                 ---------------------

            (a) The operations of the business by the Company is in compliance with all applicable federal, state or local statutes, codes, rules or regulations relating to the environment, natural resources and public or employee health and safety ("Environmental Laws");

            (b) There are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the operations of the business by the Company or, to the knowledge of the Seller, adjacent properties, that are reasonably likely to give rise to an environmental claim or result in Environmental Costs and Liabilities. "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law or order or contract with any federal, state or local governmental authority or other person.

            4.15 Absence of Certain Changes. Since December 31, 2001 and except as set forth in Section 4.15 of the Disclosure Schedule, the Company has operated its businesses in the ordinary course consistent with past practice. Without limiting the generality of the immediately preceding sentence and except as set forth in Section 4.15 of the Disclosure Schedule, since that date, the Company has not:

                (i) amended or otherwise modified its constituting documents or by-laws (or similar organizational documents);

                (ii) issued or sold or authorized for issuance or sale, or granted any options or made other agreements, arrangements or understandings of the type referred to in Section 4.2(b) with respect to, any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

                (iii) mortgaged, pledged or granted any security interest in any of its assets, except security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which, solely with respect to conditional sales contracts and capital leases, there exists an aggregate future liability not in excess of $10,000 per agreement, contract or lease (which amount was not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

                (iv) declared, set aside, made or paid any dividend or other distribution to any shareholder with respect to its capital stock;

                (v) redeemed, purchased or otherwise acquired, directly or indirectly, any capital stock;

                (vi) increased the compensation of any employee of the Company or increased the compensation of the Seller;

                (vii) adopted or (except as otherwise required by law) amended any Employee Benefit Plan;

                (viii) terminated or modified any Contract, or received any written notice of termination of any Contract, except for terminations of Contracts upon their expiration during such period in accordance with their terms and terminations or modifications that have not had since December 31, 2001 and would not reasonably be likely to have a Material Adverse Effect;

                (ix) incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any Person;

                (x) discharged or satisfied any Encumbrance (other than Permitted Encumbrances) other than those then required to be discharged or satisfied in accordance with their original terms;

                (xi)   cancelled or compromised any material debt or claim;

                (xii) made any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

                (xiii) changed its method of accounting or its accounting principles or practices utilized in the preparation of the Financial Statements, other than as required by GAAP;

                (xiv) instituted or settled any material litigation or any material legal, administrative or arbitration action or proceeding before any court or governmental body relating to it or its property; or

                (xv)   entered into any commitment to do any of the foregoing.

            4.16 Books and Records. All accounts, books, ledgers and official and other records prepared and kept by the Company have been truthfully kept and completed in accordance with GAAP, as applicable, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

            4.17 Transactions with Related Parties. Except for any employment relationships between the Company on the one hand, and any employee of the Company on the other hand, and except as set forth in Section 4.17 of the Disclosure Schedule, (i) the Company did not or has not within the past two years, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to (except in each case with respect to remuneration for services rendered as a director, officer or employee of Company), in the ordinary course of business or otherwise, the Seller, any Other Seller, any member of the immediate family of the Seller or any Other Seller or any other Person (other than the Company) that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with the Company or the Seller or any Other Seller or any member of the immediate family of the Seller or any Other Seller (the Persons listed in this clause (i) being referred to herein collectively as "Affiliated Persons" and individually as an "Affiliated Person"); (ii) the Company does not owe any amount to any Affiliated Person; and (iii) no Affiliated Person owes any amount to the Company and no part of the property or assets of any Affiliated Person is used by the Company in the conduct or operation of its businesses.

            4.18 Absence of Certain Business Practices. None of the Company or any of its respective directors, officers, agents or employees, or to the knowledge of the Seller, any other Person associated with or acting for or on behalf of any of them, has directly or indirectly (a) made any contribution or gift which contribution or gift is not in violation of any applicable law and is consistent with past practice, or any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

            4.19 No Broker or Finder. Except as set forth in Section 4.19 of the Disclosure Schedule, no broker or finder has been engaged by the Seller, any Other Seller or the Company in connection with the transactions contemplated by this Agreement.

            4.20 Restrictions on Business Activities. Except as set forth on
Section 4.20 of the Disclosure Schedule, there is no judgment, injunction, order or decree binding upon the Company or the Seller or, to the knowledge of the Seller, threatened that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company, any sale of any product or providing of any service by the Company or the hiring of employees or the conduct of business by the Company as currently conducted, except for such prohibitions or impairments which would not reasonably be likely to have a Material Adverse Effect.

            4.21 Disclosure. No representation or warranty by the Seller in this Agreement, nor any certificate, schedule, exhibit, or annex delivered or to be delivered pursuant to this Agreement: (a) contains or will contain any untrue statement of material fact or (b) omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no information concerning the Company or its respective operations which has not heretofore been disclosed to CALLISTO, which information would reasonably be likely to have a Material Adverse Effect.


                                   ARTICLE V

                   Representations and Warranties of CALLISTO

            CALLISTO represents and warrants to the Seller as follows:

            5.1 Organization and Good Standing. CALLISTO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and carry out its obligations under this Agreement.

            5.2 Authorization. The execution and delivery of this Agreement by CALLISTO has been duly authorized by all necessary corporate action required on the part of CALLISTO. This Agreement has been duly executed and delivered by CALLISTO and constitutes a legal, valid and binding obligation of CALLISTO, enforceable against CALLISTO in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

                                   ARTICLE VI

                             Covenants of the Seller

               The Seller hereby covenants and agrees as follows:

            6.1 Certain Filings. The Seller agrees to make or cause to be made all filings with regulatory authorities that are required to be made by the Seller or by the Company to carry out the transactions contemplated by this Agreement. The Seller agrees to assist and to cause each of the Company to assist CALLISTO in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any governmental entity which may be reasonably required or which CALLISTO may reasonably request in connection with the consummation of the transactions contemplated hereby.

            6.2 Consents and Approvals. The Seller agrees to use his or her best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement.

            6.3 Resignation of Directors. The Seller shall (a) cause the director of the Company (the "Previous Director") to deliver a written resignation effective as soon as permissible pursuant to Rule 14F-1 of the Securities Exchange Act of 1934, as amended, and (b) cause to be duly elected as director of the Company the individual listed in Exhibit 1 attached hereto with such individual's term as director commencing upon the resignation of the Previous Director.

            6.4 Outstanding Debt. At the Closing, the Company, on a consolidated basis, shall have no outstanding Debt.

            6.5 Secretary's Certificate. At Closing, the Seller shall cause the Company to deliver a duly executed Secretary's Certificate attaching and acknowledging as true, accurate and complete each of, the articles of incorporation and the by-laws of the Company, as well all resolutions of the Company with respect to the transaction contemplated herein and all filings of the Company made pursuant to the federal securities laws.

            6.6 Board of Approval of Company Share Acquisition. Prior to the date hereof, the Board of Directors of the Company has approved the acquisition of Company Shares contemplated by this Agreement, pursuant to Sections 607.0902(d)(7.) of the Florida Business Corporation Act.

            6.7 Further Assurances. The Seller agrees to execute and deliver, and to cause the Company to execute and deliver, such additional documents and instruments, and to perform such additional acts, as CALLISTO may reasonably request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the transactions contemplated hereby and to effectuate the intent and purposes hereof.


                                  ARTICLE VII

                              Covenants of CALLISTO

            CALLISTO hereby covenants and agrees as follows:

            7.1 Certain Filings. CALLISTO agrees to make or cause to be made all filings with regulatory authorities that are required to be made by CALLISTO or its respective affiliates to carry out the transactions contemplated by this Agreement. CALLISTO agrees to assist the Seller in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any governmental entity which may be reasonably required or which the Seller may reasonably request in connection with the consummation of the transactions contemplated hereby.

            7.2 Further Assurances. CALLISTO agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, as the Seller may reasonably request, to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the transactions contemplated hereby and to effectuate the intent and purposes hereof.


                                  ARTICLE VIII

                                 Indemnification

            8.1 Survival of Representations, Warranties and Covenants. The parties to this Agreement hereby agree that the exclusive remedy for any breach of a representation or warranty, covenant or agreement shall be the indemnification provisions set out in this Article

VIII. The representations, warranties, covenants and agreements of the parties contained in this Agreement, any Schedule or any certificate delivered pursuant hereto shall survive the Closing and continue in full force and effect (a) in the case of the representations and warranties of the Seller contained in Sections 4.6, 4.11(a), 4.13, 4.14 and 4.18 until the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time, (b) in the case of the representations and warranties of the Seller contained in Sections 4.1, 4.2, 4.3, 4.7 and 4.17 forever hereafter, and (c) in the case of all other representations and warranties of the parties contained in this Agreement, any Schedule or any certificate delivered pursuant hereto until the two (2) year anniversary of the Closing Date. Each party hereto shall be entitled to rely on any such representation or warranty regardless of any inquiry or investigation made by on behalf of such party.

            8.2 Indemnification by the Seller.
                -----------------------------

            (a) The Seller shall indemnify and hold harmless CALLISTO, the Company and their respective directors, officers and employees (the "Indemnified Parties") from and against any Loss incurred or suffered by such Person as a result of, arising from or in connection with:

                (i) a breach by the Seller of any representation or warranty made by the Seller in this Agreement or in any Schedule or certificate delivered pursuant hereto or thereto;

                (ii) a failure by the Seller to perform or comply with any covenant or agreement on the part of the Seller contained herein or in any other Transaction Document; and

                (iii) any act or omission made by or caused by the Other Sellers based on the Seller's obligations pursuant to Section 9.14.

The amount paid pursuant to the preceding sentence shall be paid to CALLISTO or, at CALLISTO's election, to the Company and shall be the amount required to put CALLISTO or the Company, as the case may be, in the position it would have been in had such representation, warranty, covenant or agreement not been breached.

            (b) Notwithstanding anything to the contrary in this Agreement, the Seller shall indemnify and hold harmless the Indemnified Parties from and against any Loss incurred or suffered by such Person after the Closing Date as a result of, arising from or in connection with any fraudulent acts or intentional misconduct, which occurred prior to the Closing Date, by the Seller, the Company or any of their respective employees against a third party.

            (c) To the maximum extent permitted by law, the Seller hereby releases from any and all manner of claims, demands, causes of action, obligations, damages or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which the Seller has or may have against the Company for any period prior to the Closing.

            8.3 Indemnification by CALLISTO. CALLISTO shall indemnify and hold harmless the Seller from and against any Loss incurred or suffered by the Seller as a result of, arising from or in connection with:

                (i) a breach by CALLISTO of any representation or warranty made by CALLISTO in this Agreement or in any Schedule or certificate delivered pursuant hereto or thereto; and

                (ii) a failure by CALLISTO to perform or comply with any covenant or agreement on the part of CALLISTO contained herein.

            8.4 Assumption of Defense. An indemnified party shall promptly give notice to each indemnifying party after obtaining knowledge of any matter as to which recovery may be sought against such indemnifying party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall permit such indemnifying party to assume the defense of any such claim or any litigation resulting from such claim; provided, however, that failure promptly to give any such notice shall not affect the indemnification provided under this Article VIII, except to the extent such indemnifying party shall have been actually and materially prejudiced as a result of such failure. Notwithstanding the foregoing, an indemnifying party may not assume the defense of any such third-party claim if it does not demonstrate to the reasonable satisfaction of the indemnified party that it has adequate financial resources to defend such claim and pay any and all Losses that may result therefrom, or if the claim (i) is reasonably likely to result in imprisonment of the indemnified party, (ii) is reasonably likely to result in a criminal penalty or fine against the indemnified party the consequences of which would be reasonably likely to have a Material Adverse Effect on the indemnified party unrelated to the size of such penalty or fine, or (iii) is reasonably likely to result in an equitable remedy which would materially impair the indemnified party's ability to exercise its rights under this Agreement, or impair CALLISTO's right or ability to operate the Company. If an indemnifying party assumes the defense of such third party claim, such indemnifying party shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the indemnified party and shall, in his or her or its sole discretion, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding; provided, however, that any counsel chosen by such indemnifying party to conduct such defense shall be reasonably satisfactory to the indemnified party. The indemnified party may participate in such proceeding and retain separate co-counsel at its sole cost and expense (except that the indemnifying party shall be responsible for the fees and expenses of one separate co-counsel for the indemnified party to the extent the indemnified party is advised by its counsel that either (x) the counsel the indemnifying party has selected has a conflict of interest or (y) there are legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party), and the indemnifying party will not without the written consent of the indemnified party consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the indemnified party from all liability with respect thereto. Failure by an indemnifying party to notify the indemnified party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to such indemnifying party by the indemnified party shall be deemed a waiver by such indemnifying party of its right to defend such claim or action.

            8.5 Non-Assumption of Defense. If no indemnifying party is permitted or elects to assume the defense of any such claim by a third party or litigation resulting therefrom, the indemnified party shall diligently defend against such claim or litigation in such manner as it may deem appropriate and, in such event, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party and its affiliates in connection with the defense against such claim or litigation, as such costs and expenses are incurred. Any counsel chosen by such indemnified party to conduct such defense must be reasonably satisfactory to the indemnifying party or parties, and only one counsel shall be retained to represent all indemnified parties in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending).

            8.6 Indemnified Party's Cooperation as to Proceedings. The indemnified party will cooperate in all reasonable respects with any indemnifying party in the conduct of any proceeding as to which such indemnifying party assumes the defense. For the cooperation of the indemnified party pursuant to this Section 8.6, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party or its affiliates in connection therewith, as such costs and expenses are incurred.

            8.7 Limitation on Losses. The amount of any Loss incurred or suffered by any Indemnified Party shall be increased by any Tax incurred or reasonably expected to be incurred as a result of or related to any such Loss, including any Tax related to the inclusion in gross income of insurance proceeds or a payment, and by the amount of any increase in insurance premiums suffered by any Person as a result of any claim for any breach, failure or other event which gives rise to any Loss. Such Person shall use reasonable efforts to collect any insurance proceeds available with respect to such Loss.

            8.8 Tax Matters. Notwithstanding anything to the contrary in Sections 8.1 - 8.7, this Section 8.8 shall govern indemnification as to the subject matter discussed in this Section 8.8.

            (a) (i)    The Seller shall be jointly and severally liable for and
      indemnify CALLISTO and the Company for Taxes of the Company for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning, before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date.

                (ii) CALLISTO and the Company shall be liable for and indemnify the Seller for the Taxes of the Company for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and

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

      ending after the Closing Date, the portion of the taxable year beginning on the day after the Closing Date.

                (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deductions for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Date.

                (iv)   Any payment by the Seller or CALLISTO under this Section
      8.8 will be treated for tax purposes as an adjustment to the Purchase
      Price.

            (b) The Seller shall cause the Company to file when due all Returns that are required to be filed by the Company for taxable years or periods ending on or before the Closing Date, and CALLISTO shall file or cause to be filed when due all other Returns that are required to be filed by or with respect to the Company.

            (c) After the Closing Date, the Seller and CALLISTO shall:

                (i) assist in all reasonable respects (and cause their respective Affiliated Persons to assist) the other party in preparing any Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 8.8.

                (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding any Returns of the Company;

                (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

                (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Section 8.8; and

                (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information requests with respect to any such taxable period.

            (d) CALLISTO shall notify the Seller in writing upon receipt by CALLISTO or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which the Seller would be required to indemnify CALLISTO and the Company, provided that failure to

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

comply with this provision shall not affect CALLISTO's right to indemnification hereunder except to the extent such failure materially impairs Seller's ability to contest any such Tax liabilities.

                                   ARTICLE IX

                                  Miscellaneous

            9.1 Expenses. Whether or not the transactions contemplated hereby are consummated, each party hereto shall pay all costs and expenses incurred by such party in respect of the transactions contemplated hereby. All expenses, including the fees and expenses of any broker or investment banker, incurred by the Company for the benefit of the Seller prior to the Closing shall be paid by the Seller.

            9.2 Entirety of Agreement. This Agreement (including the Disclosure Schedule and all other Schedules, annexes and exhibits hereto), together with any other certificates delivered hereunder, state the entire agreement of the parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties, covenants and agreements which have induced this Agreement. Each party agrees that in dealing with third parties no contrary representations will be made.

            9.3 Notices. All notices and demands of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be given by: (a) personal service upon such other party; or (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by Federal Express or equivalent courier service; or (d) sending a copy thereof by facsimile, to the parties at their respective addresses and facsimile numbers set forth on the signature pages of this Agreement.

            In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable. In the case of service by mail, such service shall be deemed complete on the fifth Business Day after mailing. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served, as hereinabove provided, by any party upon the other party.

            9.4 Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by all of the parties hereto.

            9.5 Waiver. No waiver by any party of any term, provision, condition, covenant, agreement, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced; no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

            9.6 Counterparts. For the convenience of the parties, any number of counterparts hereof may be executed (by original or facsimile signatures), each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

            9.7 Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any party hereto without the written consent of CALLISTO and Seller; provided, however, that CALLISTO may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of CALLISTO which assumes the obligations of CALLISTO, hereunder, but no such assignment shall relieve CALLISTO of any such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. Except as otherwise expressly provided in Article VIII, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

            9.8 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

            9.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be entirely performed therein. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York, located in New York City or the United States District Court for the Southern District of New York, (ii) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, (iii) waives any claim that such action or proceeding has been brought in an inconvenient forum, and (iv) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 9.3 shall be deemed good, proper and effective service upon such party.

            9.10 Construction. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation," whether or not expressed, (iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement, unless otherwise stated, and (vi) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

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

            9.11 Negotiated Agreement. CALLISTO and the Seller acknowledges that he, she or it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

            9.12 Public Announcements. Each of the parties agrees that neither CALLISTO nor the Seller shall make any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of CALLISTO, in the case of an announcement by the Seller, or the Seller, in the case of an announcement by CALLISTO; provided, however, that CALLISTO or the Company may describe this Agreement and the transactions contemplated hereby in any press release it is required to make under applicable laws, rules or regulations.

            9.13 Remedies Cumulative. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any party of any remedy provided for herein shall not preclude the assertion or exercise by such party of any other right or remedy provided for herein.

            9.14 Concerning Other Sellers' Agent. Seller hereby agrees to serve as agent to the Other Sellers ("Other Sellers' Agent") for the purposes of this
Section 9.14. As Other Sellers' Agent, Seller shall be solely responsible for
(a) allocating the funds due and received from CALLISTO pursuant to this Agreement and the Separate Agreements at the closing among the Seller and the Other Sellers and (b) delivery at the closing of the stock certificates of the Other Sellers to CALLISTO with appropriate stock powers attached, free and clear of all Encumbrances (other than restrictions imposed on CALLISTO by applicable state and federal securities laws). Seller represents and warrants that he has been granted the authority from the Other Sellers to perform the actions set forth in the previous sentence.

            9.15 WAIVER OF JURY TRIAL. CALLISTO, THE COMPANY AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE), ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.



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


            The parties hereto have duly executed and delivered this Agreement as of the day and year first above written.


Address:                               CALLISTO PHARMACEUTICALS, INC.
420 Lexington Avenue
New York, New York  10170              By: ___________________________________
Attention:  Gabriel Cerrone                Name:  Gabriel Cerrone
Facsimile No.:  (212) 755-6574             Title:  Authorized Person

with a copy to:

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York  10022
Attention:  James A. Grayer, Esq.
Facsimile No.: (212) 715-8000

            The parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

Address:                              WEBTRONICS, INC.

3858 Coral Tree Circle #308
Coconut Creek, Florida  33073         By: _____________________________________
Attention:  Mr. Kevin Monahan             Name:  Kevin Monahan
                                          Title:  President and Director
Facsimile No.:  (954) 975-9164

            The parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

Address:

3858 Coral Tree Circle #308
Coconut Creek, Florida  33073            _____________________________________
                                                    Kevin Monahan
Facsimile No.:  (954) 975-9164



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